EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-_____) pertaining to the Steiner Leisure Limited 2012 Incentive Plan of Steiner Leisure Limited of our reports dated March 15, 2012, with respect to the consolidated financial statements of Steiner Leisure Limited and the effectiveness of internal control over financial reporting of Steiner Leisure Limited included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida

July 27, 2012